Exhibit 10.2
[***] — Indicates confidential information. Confidential treatment requested.
Portion omitted filed separately with the Securities and Exchange Commission.
ELEVENTH AMENDMENT TO THE
YOPLAIT MANUFACTURING AND DISTRIBUTION LICENSE AGREEMENT
Between the undersigned:
SODIMA (hereinafter referred to as « SODIMA »), a private limited company incorporated under the laws of France (Société par Actions Simplifiée) with a capital of 74.147.940 euros, registered with the Trade and Companies Register in Paris under n° B 440 769 032, with its registered offices at 170 bis Boulevard du Montparnasse, 75014 Paris France, and its administrative offices at 150 rue Gallieni, 92640 Boulogne-Billancourt France, represented by Mr. Lucien Fa, its chairman, duly authorized for the purpose of this Amendment,
On the one hand, and
General Mills, Inc. a US Corporation, incorporated in Delaware with its head office located at Number One General Mills Boulevard, Minneapolis, Minnesota 55426, United States of America (hereinafter referred to as « GMI »), on behalf of itself and all of its more than fifty percent (50%) owned or controlled (directly or indirectly) domestic subsidiaries (hereinafter referred to as « LICENSEE »), represented by Ms. Becky O’Grady, duly authorized for the purpose of this Amendment,
On the other hand,
WHEREAS, « Société de Développements et d’Innovations des Marchés Agricoles et Alimentaires-Sodima-Union de Coopératives Agricoles » and GMI executed on September 9, 1977 a YOPLAIT MANUFACTURING AND DISTRIBUTION LICENSE AGREEMENT, and have subsequently entered into several amendments and letter agreements (hereinafter, collectively, referred to as the « Agreement »),
WHEREAS, the rights of « Société de Développements et d’Innovations des Marchés Agricoles et Alimentaires-Sodima-Union de Coopératives Agricoles » in the Agreement have been transferred to SODIMA International SA and then to SODIMA,
WHEREAS, the Parties wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the promises herein contained, it is agreed as follows :
1. SODIMA authorizes, as a specific derogation to Article I.1 of the Agreement and until the termination of the Agreement, the exportation of Products to (i) Antigua and Barbuda and (ii) Saint Vincent and Grenadines.
2. This right to export and sell to the above mentioned territories is not exclusive. LICENSEE agrees to pay to SODIMA a royalty in United States dollars on LICENSEE’s Gross Revenues from sales of Products in Antigua and Barbuda and Saint Vincent and Grenadines. Such royalty shall be calculated at a royalty rate of [***] whatever the LICENSEE’s Gross Revenues may be and shall not be subject to any reduction or discount mentioned in the Agreement.
3. LICENSEE shall declare to SODIMA separately its export sales to Antigua and Barbuda and Saint Vincent and Grenadines.
4. LICENSEE shall comply at all times with all laws, regulations and rules applicable in the above mentionned territories in connection with the manufacture, sale and promotion of the Products and be fully liable in case of failure to comply with such laws, regulations and rules.
5. LICENSEE and SODIMA retain all intellectual property over all Products per terms of the Agreement.
6. This authorization is subject to all applicable provisions of the Agreement with the exception of the terms of the Agreement which would be inconsistent with the present Amendment. All other provisions of the Agreement will remain in full force and effect.
7. Unless provided otherwise, all terms used herein with capital letters shall have the meanings ascribed to them in the Agreement.
8. This Eleventh Amendment shall be effective upon execution by the Parties.
IN WITNESS WHEROF, the Parties have caused this Eleventh Amendment to be executed in duplicate by their duly authorized representatives.

GENERAL MILLS, INC.	SODIMA

By Eric Saint-Marc	By Donna Hartley
Date 9/14/09	Date 9/21/09
/s/ Eric Saint-Marc	/s/ Donna Hartley